Exhibit 99.1

FOR IMMEDIATE RELEASE

ADP PROVIDES UPDATED FISCAL 2007 GUIDANCE

Forecast Updated to Reflect the Anticipated Completion of the Brokerage Services Group

Spin-off on March 30, 2007

FORECASTING REVENUE GROWTH OF 12% TO 13% AND EPS FROM CONTINUING

OPERATIONS GROWTH OF 20% TO 23%

ROSELAND, NJ, March 21, 2007 – Automatic Data Processing, Inc. (NYSE:ADP) has revised its guidance for the current fiscal year ending June 30, 2007 to reflect the anticipated completion of the Brokerage Services Group (BSG) spin-off on March 30, 2007, president and chief executive officer Gary C. Butler announced today.

Upon completion of the spin-off, results of operations for BSG, which includes Securities Clearing and Outsourcing Services (SCOS), will be reported within discontinued operations.

As a result of the discontinued operations of BSG, forecasted earnings per share from continuing operations has, on a comparable basis, been updated to grow 20% to 23% in fiscal 2007 over last year’s restated $1.49 per share. Fiscal 2007 revenue growth has been updated to rise 12% to 13%. See accompanying tables at the end of this release for the full year 2007 guidance presented with BSG reported within discontinued operations.

As previously announced, ADP will be hosting its annual financial conference in New York City tomorrow, March 22 beginning at 8:45am EDT.

Investors and interested participants are invited to listen to the live webcast of ADP’s annual financial analyst conference, which may be accessed at ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/ by clicking on the webcast icon. A replay of the webcast will be available for approximately two weeks after the event and may be accessed in the same manner as the live webcast. In addition, Broadridge Financial Solutions, as the new company formed by the spin-off of BSG will be called, is announcing this morning the kick-off of equity investor road show presentations. Materials used in the investor presentations, including the reconciliation of financial data from the ADP reporting segments to Broadridge, may also be accessed at ADP’s Investor Relations home page.

ADP, with nearly $9 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective processing and information-based business solutions.

	(Unaudited) Fiscal 2006	Fiscal 2007 (F)	Year-Over-Year Growth (F)
	($ amounts in millions, except per share amounts)
EPS
Continuing Operations (a)
Reported/Forecasted EPS	$1.85	$2.20 - $ 2.22	19% - 20%
Brokerage Services Group Business (b)	(0.36)	(0.40) -(0.42)
Forecasted interest from investing cash proceeds from BSG	—	0.01

Updated EPS From Continuing Operations	$1.49	$1.79 -$ 1.83	20% - 23%

Discontinued Operations
Claims Services Group	$0.86	$0.02
Financial Print Business	(0.03)	—
Sandy Corp.	—	0.02
Brokerage Services Group Business (b)	0.36	0.40 - 0.42
Spin Related Costs (c)	—	(0.07) -(0.08)
Potential International Tax Impact of Spin-off (d)	—	(0.02) -(0.11)

Total EPS From Discontinued Operations	$1.19	$0.25 -$ 0.37

Revenues
Continuing Operations, as Reported/Forecasted	$8,818	$9,800 -$ 9,830	11%
Brokerage Services Group Business (b)	(1,906)	(2,035) -(2,070)	7% - 9%

Updated Revenues	$6,912	$7,730 -$ 7,795	12% - 13%

Pretax Earnings (a)
Continuing Operations, as Reported/Forecasted	$1,739	$1,970 - $1,990	13% - 14%
Brokerage Services Group Business (b)	(344)	(370) - (385)	8% - 12%
Forecasted interest from investing cash proceeds from BSG		10

Updated Pretax Earnings	$1,395	$1,595 - $1,630	14% - 17%

Pretax Margin
Continuing Operations, as Reported/Forecasted	19.7%	20.1% - 20.2%	+40 - 50	bp
Brokerage Services Group Business (b)	18.1%	18.2% - 18.6%	+10 - 50	bp
Updated Pretax Margin	20.2%	20.6% - 20.9%	+40 - 70	bp

(F)	Forecast
(a)	Excludes $0.03 increase to EPS for Q1 one-time items, $30M pretax, $19M after tax, and spin-related costs
(b)	Includes BSG and SCOS reporting segments
(c)	Spin related costs represent $40 - $45 million pretax
(d)	Potential international tax impact of spin-off represent $10 - $60 million

Brokerage Services Group (b)

Fiscal 2007 Quarterly and Full year EPS Contributions

Q1	Q2	Q3 (F)	Q4 (F)	Full Year (F)
$0.06	$0.06	$0.085 - $0.095	$0.195 - $0.205	$0.40 - $0.42

Reconciliation of ADP Brokerage Services and Securities Clearing and Outsourcing Segment data to Broadridge Financial Solutions data ($ amount in millions)	(Unaudited) FY 06	Fiscal 2007 (F)
ADP Brokerage Services Group Revenues (b)	$1,933	$2,070 -2,100

Adjustments:
Foreign Exchange	12	2 - 7
Intercompany revenue elimination	(39)	(37)

Total Adjustments	(27)	(30) - (3	5)

ADP Brokerage Services Group Discontinued Operations Revenues (b)	$1,906	$2,035 -2,070

ADP Brokerage Services Group Earnings before Taxes (b)	$315	$346 - 361

Adjustments:
Stock Compensation	(24)	(24)
Cost of Capital	40	40
Foreign Exchange	1	3
Other	5	—

Total Adjustments	22	19

Broadridge Pro Forma Earnings Before Public Company Costs, Interest and Taxes	$337	$365 - 380

Adjustment:
Adjust overhead allocation included in Broadridge results which is not eligible for discontinued operations treatment	7	5

ADP Brokerage Services Group Discontinued Operations (b)	$344	$370 - 385

(F)	Forecast
(b)	Includes BSG and SCOS reporting segments

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. In addition, the proposed spin-off of the Brokerage Services Group is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off; significant transaction costs; risks of changes in our credit rating and risks from changes in results of operations of our reportable segments. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, should be considered in evaluating any forward-looking statements contained herein.

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